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                                                                     Exhibit 5.1

                              February 23, 2000

Digital Island, Inc.
45 Fremont Street
12th Floor
San Francisco, CA 94105


                    Re:  Registration Statement on Form S-1
                      ----------------------------------

Ladies and Gentlemen:

          We have examined the Registration Statement on Form S-1 filed by Digital Island, Inc., a Delaware corporation (the "Company") with the Securities and Exchange Commission (the "Commission") on February 23, 2000, as thereafter amended or supplemented (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 402,500 shares of the Company's Common Stock (the "Shares"). The Shares include an over-allotment option granted by the Company to the Underwriters to purchase 52,500 shares to be sold to the Underwriters as described in such Registration Statement for resale to the public. The Shares will be offered for sale to the public by the Underwriters together with shares of the same class registered pursuant to the Company's Registration Statement on Form S-1, as amended (File No. 333-95121), which was declared effective earlier today (the "Initial Registration Statement"). As your counsel in connection with the transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Notes.

          This opinion is being furnished in accordance with the requirements of
Item 16(a) of Form S-1 and Item 601(b)(5)(i) of Regulation S-K.

          We have reviewed the Company's charter documents and the corporate proceedings taken by the Company in connection with the issuance and sale of the Shares. In addition, we have relied on certificates of officers of the Company and certificates of public officials as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. Based on the foregoing, we are of the opinion that the Shares have been duly authorized, and if, as and when issued in accordance with the Registration Statement and the related prospectus (as amended and supplemented through the date of issuance) will be validly issued, fully paid and nonassessable.

          We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm wherever appearing Registration Statement and the related prospectus (as amended and supplemented through the date of issuance). In giving this
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          [LOGO BROBECK PHLEGER & HARRISON LLP. ATTORNEYS AT LAW]

                                                               February 23, 2000
                                                                          Page 2



consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

          This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

                                         Very truly yours,


                                         /s/ BROBECK, PHLEGER & HARRISON LLP

                                         BROBECK, PHLEGER & HARRISON LLP